As filed with the Securities and Exchange Commission on June 26, 2009.
Registration No. 333-33896-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 15
ON
FORM S-8
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NiSource Inc.
(Exact name of registrant as specified in its charter)

Delaware	35-2108964

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 East 86th Avenue
Merrillville, Indiana	46410

(Address of Principal Executive Offices)	(Zip Code)
NORTHERN INDIANA PUBLIC SERVICE COMPANY BARGAINING UNIT TAX DEFERRED SAVINGS PLAN
BAY STATE GAS COMPANY SAVINGS PLAN FOR OPERATING EMPLOYEES AND TRUST
(Full title of each plan)
Robert E. Smith
NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410

(Name and address of agent for service)
(877) 647-5990

(Telephone number, including area code, of agent for service)
Copies of Correspondence to:
Richard J. Helmreich, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     On November 2, 2000, NiSource Inc. (the “Registrant”) filed a Post-Effective Amendment No. 11 on Form S-8 to Form S-4 (Commission File Nos. 333-33896-01 and 333-33896) with the Securities and Exchange Commission (the “Registration Statement”), with respect to, among other plans, the Registrant’s Northern Indiana Public Service Company Bargaining Unit Tax Deferred Savings Plan (the “NIPSCO Savings Plan”) and the Registrant’s Bay State Gas Company Savings Plan for Operating Employees and Trust (the “Bay State Savings Plan” and, collectively with the NIPSCO Savings Plan, the “Plans”). The purpose of this Post-Effective Amendment No. 15 is to withdraw and remove from registration the unissued and unsold securities registered by the Registrant with respect to the Plans under the Registration Statement. The Registration Statement registered 1,500,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”) under the NIPSCO Savings Plan and 518,000 shares of Common Stock under the Bay State Savings Plan, along with an indeterminate amount of interests to be offered and sold under the Plans.
     The Registration Statement is hereby amended to deregister all of the unissued and unsold shares of Common Stock (and the corresponding indeterminate amount of interests) for the Plans registered under the Registration Statement. As a result of this deregistration, no securities for the Plans remain registered for sale pursuant to the Registration Statement. Nothing in this Post-Effective Amendment No. 15 shall deregister any securities under the Registration Statement, except as with respect to the Plans as set forth above.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrillville, State of Indiana, on June 23, 2009.

NISOURCE INC.
By:	/s/ Robert C. Skaggs, Jr.
Robert C. Skaggs, Jr., President and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert C. Skaggs, Jr.	President, Chief Executive Officer and Director	June 23, 2009
Robert C. Skaggs, Jr.	(Principal Executive Officer)

/s/ Stephen P. Smith	Executive Vice President and Chief Financial Officer	June 26, 2009
Stephen P. Smith	(Principal Financial Officer)

/s/ Jeffrey W. Grossman	Vice President and Controller	June 25, 2009
Jeffrey W. Grossman	(Principal Accounting Officer)

/s/ Ian M. Rolland	Chairman and Director	June 23, 2009
Ian M. Rolland

/s/ Richard A. Abdoo	Director	June 22, 2009
Richard A. Abdoo

/s/ Steven C. Beering	Director	June 24, 2009
Steven C. Beering

Director
Dennis E. Foster

/s/ Michael E. Jesanis	Director	June 22, 2009
Michael E. Jesanis

/s/ Marty R. Kittrell	Director	June 23, 2009
Marty R. Kittrell

Name	Title	Date

/s/ W. Lee Nutter	Director	June 24, 2009
W. Lee Nutter

/s/ Deborah S. Parker	Director	June 24, 2009

Deborah S. Parker

/s/ Richard L. Thompson	Director	June 24, 2009

Richard L. Thompson

/s/ Carolyn Y. Woo	Director	June 26, 2009

Carolyn Y. Woo
The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrillville, State of Indiana, on June 26, 2009.

NISOURCE INC. RETIREMENT SAVINGS PLAN AS SUCCESSOR TO THE NORTHERN INDIANA PUBLIC SERVICE COMPANY BARGAINING UNIT TAX DEFERRED SAVINGS PLAN
By:	NiSource Inc. Benefits Committee

By:	/s/ Robert Campbell
Robert Campbell
Member, Plan Committee

By:	/s/ Jeffrey Grossman
Jeffrey Grossman
Member, Plan Committee

By:	/s/ Joel Hoelzer
Joel Hoelzer
Member, Plan Committee

By:	/s/ Stephen P. Smith
Stephen P. Smith
Member, Plan Committee

By:	/s/ David J. Vajda
David J. Vajda
Member, Plan Committee

NISOURCE INC. RETIREMENT SAVINGS PLAN AS SUCCESSOR TO THE BAY STATE GAS COMPANY SAVINGS PLAN FOR OPERATING EMPLOYEES AND TRUST
By:	NiSource Inc. Benefits Committee

By:	/s/ Robert Campbell
Robert Campbell
Member, Plan Committee

By:	/s/ Jeffrey Grossman
Jeffrey Grossman
Member, Plan Committee

By:	/s/ Joel Hoelzer
Joel Hoelzer
Member, Plan Committee

By:	/s/ Stephen P. Smith
Stephen P. Smith
Member, Plan Committee

By:	/s/ David J. Vajda
David J. Vajda
Member, Plan Committee